UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
August 5, 2010

MEDPRO SAFETY PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52077	91-2015980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices) (Zip Code)

(859) 225-5375
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 5, 2010, MedPro Safety Products, Inc. (“MedPro”) issued a promissory note (the “Note”) to Vision Opportunity Master Fund, Ltd. ("VOMF"), a Cayman Island investment fund, evidencing a loan by VOMF to the Company in the original principal amount of $500,000.  The outstanding principal balance bears interest at an annual rate of 7%, and all principal and interest is due and payable upon the earlier of (i) September 30, 2010 and (ii) the Company raising equity or debt of $20 million or more.  The Note contains customary “Events of Default” and remedies.

In consideration of the loan, MedPro granted to VOMF warrants to purchase up to 83,335 shares of MedPro common stock at an exercise price of $3.00 per share, which warrant is immediately exercisable and expires August 5, 2015.

VOMF and its affiliates together beneficially own 1,939,769 shares, or 14.7%, of the outstanding shares of MedPro common stock, and a majority of MedPro’s Series A convertible preferred stock.  VOMF and its affiliates also beneficially own all of MedPro’s Series B and Series C convertible preferred stock.  As of August 5, 2010, the total outstanding balance of loans made by VOMF to MedPro totaled $2,800,000. VOMF also held warrants to purchase a total of 741,672 shares of MedPro’s common stock as of that date.

Item 9.01.	Financial Statement and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Promissory Note dated August 5, 2010 issued by MedPro Safety Products, Inc. to Vision Opportunity Master Fund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: August 10, 2010	By:	/s/ Marc T. Ray
Marc T. Ray
Senior Vice President and Chief Financial Officer